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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934


                               FutureLink Corp.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                   Common Stock, par value $0.0001 per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  36114 Q 208
                      -----------------------------------
                                (CUSIP Number)

                               October 15, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               Rule 13d-1(b)

         X     Rule 13d-1(c)

               Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting persons' initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO. 36114 Q 208            13G                     PAGE 2 OF 16 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1.   S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Dimensional Partners, L.P.
      I.R.S #13-5514352

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
      State of Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          463,887
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          463,887

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      463,887

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11.
      1.99% but 9.95% if considered together with Dimensional Partners, Ltd.

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 36114 Q 208            13G                     PAGE 3 OF 16 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1.   S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      JDS Asset Management, L.L.C.
      I.R.S #13-4053441

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
13.
      State of Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                    14.
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY     15.
                          463,887
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                    16.
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         17.
                          463,887

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
18.
      463,887

------------------------------------------------------------------------------
19.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
20.
      1.99% but 9.95% if considered together with Dimensional Partners, Ltd.

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
21.
      OO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 36114 Q 208            13G                     PAGE 4 OF 16 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1.   S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Dimensional Partners, Ltd

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
22.
      Cayman Islands

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                    23.
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY     24.
                          1,855,545
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                    25.
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         26.
                          1,855,545

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
27.
      1,855,545

------------------------------------------------------------------------------
28.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
29.
      7.96% but 9.95% if considered together with Dimensional Partners, L.P.

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
30.
      OO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 36114 Q 208            13G                     PAGE 5 OF 16 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1.   S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      JDS Capital Management, Inc.
      I.R.S #13-3918633
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION

31.   State of Delaware


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                    32.
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY     33.
                          1,855,545
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                    34.
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         35.
                          1,855,545

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
36.
      1,855,545

------------------------------------------------------------------------------
37.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
38.
      7.96% but 9.95% if considered together with Dimensional Partners, L.P.

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
39.
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 36114 Q 208            13G                     PAGE 6 OF 16 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1.   S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Joseph Samberg

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
40.
      United States


------------------------------------------------------------------------------
                          SOLE VOTING POWER
                    41.
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY     42.
                          2,319,432
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                    43.
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH         44.
                          2,319,432

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
45.
      2,319,432

------------------------------------------------------------------------------
46.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
47.
      9.95%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
48.
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

INTRODUCTORY NOTE: This Statement on Schedule 13G is the initial filing on
Schedule 13G by the Reporting Persons (as defined below) pursuant to Rule 13d-1(c) (the "Schedule 13G"). The Schedule 13G is filed by (i) Dimensional Partners, L.P., a Delaware limited partnership ("Dimensional I"), (ii) the general partner of Dimensional I, JDS Asset Management, L.L.C., a Delaware limited liability company ("JDSAM"), (iii) Dimensional Partners, Ltd., a Cayman Islands company ("Dimensional II"), (iv) the investment manager and subadvisor of Dimensional II, JDS Capital Management, Inc., a Delaware corporation ("JDSCM"), and (v) Joseph Samberg, the Managing Member of JDSAM and the President of JDSCM ("Samberg") (collectively, the "Reporting Persons").

Item 1(a)         Name of Issuer
--------------------------------

                  FutureLink Corp.

Item 1(b)         Address of Issuer's Principal Executive Office
----------------------------------------------------------------

                  6 Morgan Street, Suite 100, Irvine, CA 92618.

Item 2(a)         Name of Person Filing
---------------------------------------

                  Dimensional Partners, L.P.
                  JDS Asset Management, L.L.C.
                  Dimensional Partners, Ltd.
                  JDS Capital Management, Inc.
                  Joseph Samberg

Item 2(b)         Address of Principal Business Office
------------------------------------------------------

                  Address of principal business office of each of Dimensional I, JDSAM, JDSCM and Samberg is: 780 Third Avenue, 45th Floor,
                  New York, NY 10017.

                  Address of principal business office of Dimensional II is:
                  Corporate Center, West Bay Road, P.O. Box 31106 SMB,
                  Grand Cayman, Cayman Islands.

Item 2(c)         Citizenship
-----------------------------

                  Dimensional I is a Delaware limited partnership; JDSAM is a Delaware limited liability company, Dimensional II is a Cayman Islands company, JDSCM is a Delaware corporation, and Samberg is a citizen of the United States.

Item 2(d)         Title of Class of Securities
----------------------------------------------

                  Common Stock, par value $0.0001 per share

Item 2(e)         CUSIP Number
------------------------------

                  36114 Q 208

Item 3            If this statement is filed pursuant to Rules 13d-1(b) or
--------------------------------------------------------------------------
                  13-2(b) or (c), check whether the person filing is a:
                  ----------------------------------------------------

                  (a)  [ ] Broker of Dealer registered under Section 15 of the
                       Act

                  (b)  [ ] Bank as defined in Section 3(a)(6) of the Act

                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act

                  (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940

                  (e) [ ] An Investment Adviser in accordance with 13-1(b)(1)(ii)(E)

                  (f) [ ] An Employee Benefit Plan or Endowment Fund in accordance with 13d-1(b)(1)(ii)(F)

                  (g) [ ] A Parent Holding Company or Control Person in accordance with 13d-1(b)(1)(ii)(G)

                  (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act

                  (i) [ ] A Church Plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act of 1940

                  (j)  [ ] Group, in accordance with 13d-1(b)(1)(ii)(J)

Item 4            Ownership
---------------------------

                  As of October 15, 1999, Dimensional II beneficially owns 1,474,319 shares of Common Stock and warrants exercisable at any time at the option of Dimensional II for 381,226 shares of Common Stock of the Issuer, representing, in aggregate, 7.96% of the total outstanding shares of Common Stock, and Dimensional I beneficially owns 368,580 shares of Common Stock and warrants exercisable at any time at the option of Dimensional I for 95,307 shares of Common Stock of the Issuer, representing, in aggregate, 1.99% of the total outstanding shares of Common Stock. In aggregate, Dimensional I and Dimensional II beneficially own 1,842,899 shares of Common Stock and warrants exercisable for 390,763 shares of Common Stock of the Issuer, such shares and warrants representing 9.95% of the total outstanding shares of Common Stock. JDSAM, as the general partner of Dimensional I, and Samberg, as the Managing Member of JDSAM, have shared voting power and dispositive power over the shares and warrants held by Dimensional I and may be deemed to be the beneficial owners of these shares and warrants. JDSCM, as the investment manager and subadvisor of Dimensional II, and Samberg, as the President of JDSCM, have shared voting and dispositive power over the shares and warrants held by Dimensional II and may be deemed to be the beneficial owners of these shares and warrant s.

Item 5            Ownership of Five Percent or Less of a Class
--------------------------------------------------------------

                  Not applicable

Item 6            Ownership of More than Five Percent on Behalf of Another
--------------------------------------------------------------------------
                  Person
                  ------

                  Not applicable

Item 7            Identification and Classification of the Subsidiary Which
---------------------------------------------------------------------------
                  Acquired the Security Being Reported on by the Parent Holding
                  -------------------------------------------------------------

                  Not applicable

Item 8            Identification and Classification of Members of the Group
---------------------------------------------------------------------------

                  Not applicable

Item 9            Notice of Dissolution of Group
------------------------------------------------

                  Not applicable

Item 10           Certification
-------------------------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: October 25, 1999


                                        DIMENSIONAL PARTNERS, LTD.

                                           By: JDS Capital Management, Inc.,
                                           its investment manager and subadvisor

                                           By: /s/ Joseph Samberg
                                               -----------------------------
                                               Name:  Joseph Samberg
                                               Title: President

                                   SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  October 25, 1999


                                        DIMENSIONAL PARTNERS, L.P.

                                          By: JDS Asset Management, L.L.C.,
                                          its general partner

                                          By: /s/ Joseph Samberg
                                             ------------------------------
                                              Name:  Joseph Samberg
                                              Title: Managing Member

                                   SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: October 25, 1999


                               JDS ASSET MANAGEMENT, L.L.C.


                               By: /s/ Joseph Samberg
                                  ---------------------------------
                                  Name:  Joseph Samberg
                                  Title: Managing Member

                                   SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  October 25, 1999


                                        JDS CAPITAL MANAGEMENT, INC.


                                        By: /s/ Joseph Samberg
                                           -------------------------------
                                           Name:  Joseph Samberg
                                           Title: President

                                   SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: October 25, 1999


                                              /s/ Joseph Samberg
                                             -------------------------------
                                             Joseph Samberg

                            JOINT FILING AGREEMENT

          The undersigned parties hereby agree that the Schedule 13G filed herewith relating to the Common Stock of FutureLink Corp. is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(f) on behalf of each such person.

Date:  October 25, 1999



                                       DIMENSIONAL PARTNERS, LTD.

                                         By: JDS Capital Management, Inc.,
                                         its investment manager and subadvisor

                                         By: /s/ Joseph Samberg
                                            --------------------------------
                                             Name:  Joseph Samberg
                                             Title: President


                                       DIMENSIONAL PARTNERS, L.P.

                                         By: JDS Asset Management, L.L.C.,
                                         its general partner

                                         By: /s/ Joseph Samberg
                                            --------------------------------
                                             Name:   Joseph Samberg
                                             Title:  Managing Member


                                       JDS ASSET MANAGEMENT, L.L.C.


                                         By: /s/ Joseph Samberg
                                            --------------------------------
                                             Name:  Joseph Samberg
                                             Title: Managing Member

                                        JDS CAPITAL MANAGEMENT, INC.


                                        By: /s/ Joseph Samberg
                                            --------------------------------
                                            Name:  Joseph Samberg
                                            Title: President


                                        /s/ Joseph Samberg
                                        -------------------------------
                                        Joseph Samberg